Drinks Americas Announces Joint Venture Production and
Distribution Agreement with Mexcor International
Mexcor to Produce, Import and Distribute Drinks’ Portfolio
Brands Nationally
Drinks will Continue to Own, Market and Expand Portfolio

WILTON, CT— (PRNEWSWIRE Feb 11, 2010)— Drinks Americas Holdings, Ltd. (OTCBB: DKAM.OB - News) (the “Company” or “Drinks”), a leading owner, developer and marketer of premium beverages associated with renowned celebrity icons, announced today it has signed a production and distribution agreement with Mexcor International, a producer, importer and distributor for hundreds of high quality brands nationally and internationally.

Mexcor has agreed to manage the production, importing and distribution of Drinks Americas portfolio of brands nationally. Drinks Americas will continue to focus its efforts on its core business of building a portfolio of iconic brands as well as developing, coordinating and executing marketing and promotional strategies for Drinks icon brands. Drinks anticipates that the Production and Distrbution Agreement with Mexcor will rapidly drive additional revenues and substantially reduce overhead costs.

Under the terms of the agreement, the parties have agreed to a 15 year term. Drinks Americas will issue Mexcor up to 12 million shares of Drinks Americas Holdings common stock, and Mexcor will receive up to a 5% ownership interest in Drinks Americas portfolio brands, provided the parties deliver and attain certain minimum performance requirements.  Mexcor has agreed to deliver five or more additional new brands to Drinks portfolio, which the companies plan to jointly acquire, develop and market.

Patrick Kenny, President and CEO of Drinks, stated, “Mexcor has available resources to support the production of Drinks brands which has been the primary barrier to Drinks expansion. Our portfolio, added to their national sales platform, will be greatly strengthened.  Drinks can now focus on what it has a key track record of success with, which is developing and launching icon brands. We are very excited about the resources, skills and instant impact Eduardo Morales and Mexcor bring to our future.  We have already started filling substantial open orders. The agreement provides Drinks the resources to produce as much product as we can sell, as well as a national sales platform.  Our sales team will be joining and become part of Mexcor.  We are thrilled that this joint venture removes the impediments to Drinks rapid expansion and growth in financial strength.”

Eduardo Morales, President of Mexcor, said, “Drinks Americas portfolio of brands and access to marketing of those brands is a great addition to our portfolio, as are the sales team and network of distributors that have built their brands.  We look forward to rapidly expanding brands like Olifant Vodka, Old Whiskey River Bourbon, Trump Vodka and the balance of their portfolio, and working with Drinks Americas. The economics and strategic fit for this venture is favorable and impactful to both companies.”

Patrick Kenny added, "Our overhead will shrink from more than $4 million historically to approximately $1.2 million annually. We are aggressivly adjusting our business model to fit the economic realities of today with a model and partnership that will support rapid sales growth. In this new business model, we are assured a per case payment that will be paid on every case sold. Drinks retains ownership of the brands. Rather than having to face raising substantial equity in this market to grow both infrastructure and brands, we can focus our resources on generating brand volume with a consistent return. This is a complete revision of the Drinks business model that recognizes the challenges of ttoday’s financial and lending markets for small cap companies, and gives Drinks a clear path to resuming revenue growth and brand value creation. The orders that we are already fullfilling support this new business model. Drinks will move rapidly to profitability executing this plan."

About Mexcor, Inc.
Mexcor International is a family owned corporation established in 1989. Mexcor is a direct source of excellent products from around the world, located in Houston, TX.

Mexcor became a family operation when the founder Celia Villanueva enlisted her son Eduardo Morales to join her mother's business. Over the years, Eduardo has carved out his own field of industry expertise. Today, Celia Villanueva and Eduardo Morales make a great team operating, producing and selling their own private extensive line of products and other products from around the world.

Throughout the years, Mexcor has been able to encourage the development of long term business relationships, taking pride in providing our customers with quality products at competitive market prices. In the same way, we are able to encourage the development of new business relationships with a long perspective future. For further information, please visit our website at www.mexcor.com.

About Drinks Americas, Inc.
Drinks Americas develops, owns, markets, and nationally distributes alcoholic and non-alcoholic premium beverages associated with renowned icon celebrities. Drinks portfolio of premium alcoholic beverages includes Olifant Vodka, Kid Rock’s American Badass Beer, Trump Super Premium Vodka and Willie Nelson's Old Whiskey River Bourbon. The Company also has a partnership with Universal Music’s Interscope, Geffen, A&M Records to jointly develop and launch beverage products.

Other products owned and distributed by Drinks Americas include award-winning Aguila Tequila and Rheingold Beer.  For further information, please visit our new website at www.drinksamericas.com.

Safe Harbor

Except for the historical information contained herein, the matters set forth in this release, including the description of the company and its product offerings, are forward-looking statements within the meaning of the "safe harbor" provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the historical volatility and low trading volume of our stock, the risk and uncertainties inherent in the early stages of growth companies, the company's need to raise substantial additional capital to proceed with its business, risks associated with competitors, and other risks detailed from time to time in the company's most recent filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. The company disclaims any intent or obligation to update these forward-looking statements.

Contact:

Charles Davidson
Drinks Americas, Inc.
203-762-7000
cdavidson@drinksamericas.com

Dan Schustack
CEOcast, Inc.
212-732-4300
dschustack@ceocast.com